EXHIBIT 3.24

HERITAGE GOLF PACIFIC, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is entered into as of September 12, 2000 for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act (the “Delaware Act”) and is effective as of September 15, 2000 (the “Effective Date”).

WHEREAS, the Initial Member (as hereinafter defined) has authorized the filing of the Certificate of Formation of Limited Liability Company, (as amended prior to the date hereof, the “ Certificate”) on behalf of the Company with the Secretary of State of the State of Delaware (the “Secretary of State”) on the Effective Date; and

WHEREAS, the Initial Member desires to make an initial capital contribution in the amount set forth on Schedule I attached hereto, in accordance with the terms and provisions hereof, on and as of the date of this Agreement.

NOW THEREFORE, the parties hereto do certify and agree as follows:

1. Name; Formation. The name of the Company shall be “Heritage Golf Pacific, LLC”, or such other name as the Board may from time to time hereafter designate. The Company has been organized as a Delaware limited liability company by filing with the Secretary of State the Certificate under and pursuant to the Delaware Act and shall be continued in accordance with this Agreement.

2. Definitions. In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Board” means the board of managers designated pursuant to Section 7(d) hereof.

“Event of Withdrawal of a Member” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, the transfer or attempted transfer by a Member of all or any portion of its interest in the Company, or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Initial Member” means Heritage Golf Group West Coast, Inc., a Delaware corporation.

“Majority in Interest” means Members holding in the aggregate greater than fifty percent of the outstanding Units.

“Manager” means a Person appointed to the Board pursuant to Section 7 hereof.

“Members” means the Initial Member and all other persons or entities admitted as additional or substituted Members pursuant to this Agreement, so long as they remain Members. Reference to a “Member” means any one of the Members.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof

“Unit” means an interest of a Member in the Company representing a fractional part of the interests of all Members and having the rights and obligations specified with respect to Units in this Agreement.

3. Purpose. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Board from time to time.

4. Offices.

(a) The principal office of the Company, and such additional offices as the Board may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Board may designate from time to time.

(b) The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law.

5. Members. The name and address of each Member of the Company are as set forth on Schedule I attached hereto, as the same may be amended from time to time.

6. Term. The Company shall continue until dissolved and terminated in accordance with Section 13 of this Agreement.

7. Management of the Company.

(a) The Board shall have the sole right to manage the business of the Company and shall have all the powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, and except as otherwise provided herein no Member shall have any authority to act for or bind the Company but shall have only the right to vote on or approve the actions herein specified to be voted on or approved by the Members.

(b) The Board may appoint such officers, who may but need not be Members or Managers, to such terms and to perform such functions as the Board shall determine in its sole discretion. The Board may appoint, employ or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Board may delegate to any such officer, person or entity such authority to act on behalf of the Company as the Board may from time to time deem appropriate in its sole discretion.

(c) When the taking of such action has been authorized by the Board, any Manager of officer of the Company or any other person specifically authorized by the Board, may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Company’s Certificate, one or more restated certificates of formation and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company, a certificate of cancellation canceling the Company’s certificate of formation.

(d) A Majority in Interest of the Members shall elect individuals to the Board, which shall initially consist of three Managers or such other number as the Majority in Interest of the Members otherwise determine. The initial Managers shall be James A. Husband, Andrew Crosson and Gary Dee. Each Manager shall have one vote on all matters considered by the Board. Each Manager shall serve until he or she resigns, dies, becomes incapacitated or is removed. The removal from the Board (with or without cause) of a Manager shall be only at the written request of Members holding a Majority in Interest and under no other circumstances. A majority of the Managers shall constitute a quorum for the transaction of business. At any meeting of the Board, all matters shall be determined by the consent of a majority of the Board. Notice shall be given at least 12 hours prior to any meeting of the Board. Notice may be waived before or after a meeting or by attendance without protest at such meeting. Notice may be by hand, telephone, telecopy, overnight courier or the U.S. mail and shall be deemed given when received. Managers may participate in a meeting of the Board by means of telephone and such participation that constitute presence in person at such meeting. Any action required or permitted to be taken by the Board at a meeting may be taken without a meeting with the unanimous consent of the Board. The Board may adopt such other procedures governing meetings and the conduct of business as well as meetings of Members and any procedures to be used in connection with voting by Members (which voting may be by written consent of the percentage necessary to take such action) as it shall deem appropriate.

8. Member Rights; Meetings.

(a) No Member shall have the right to approve or vote on any matter except as expressly set forth in this Agreement or as otherwise required by applicable law. Notwithstanding the foregoing, the Members shall vote on all of the following (i) the dissolution of the Company pursuant to Section 13(a) of this Agreement; (ii) the merger of the Company; (iii) any transaction involving an actual or potential conflict of interest between any Manager and the Company; (iv) an amendment to the certificate of formation of the Company; or (v) the sale, exchange, lease or other transfer of all or substantially all of the Company’s assets, determined on a consolidated basis, other than in the ordinary course of business (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise).

(b) Unless a greater vote is required by the Delaware Act or the certificate of formation of the Company, the affirmative vote of a Majority in Interest of the Members entitled to vote shall be required to approve any proposed action.

(c) Meetings of the Members for the transaction of such business as may properly come before such Members shall be held at such place, on such date and at such time as the Managers shall determine. Special meetings of Members for any proper purpose or purposes may be called at any time by the Managers of the holders of at least a majority of the outstanding Units held by all Members. The Company shall deliver or mail written notice stating the date, time, place and purposes of any meeting to each Member entitled at the meeting. Such notice shall be given not less than five (5) and no more than sixty (60) days before the date of the meeting.

(d) Any action required or permitted to be taken at an annual or special meeting of the Members may be taken without a meeting, without prior notice, and without a vote, provided that written consents, setting forth all proposed actions to be taken at such meeting, are signed by the Members holding at least the minimum number of votes that would be necessary to approve or take such action at a meeting at which all outstanding Units entitled to vote on such action were present and voted. Every written consent shall bear the date and signature of each Member who signs such consent. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to all Members who have not consented in writing to such action.

9. Capital Contributions. In accordance with the provisions of the Delaware Act, the Initial Member made the contribution set forth on Schedule I in exchange for the Units specified thereon. The Initial Member may, but shall not be required to, make additional contributions to the capital of the Company; provided, that, no additional contributions to the capital of the Company shall be made without the written consent of the Board. The Board shall maintain Schedule I and amend it as necessary to reflect any capital contribution made by the Initial Member. Persons or entities hereafter admitted as Members of the Company shall make such contributions of cash (or promissory obligations), property or services to the Company as shall be determined by the Board at the time of each such admission. The Company may issue certificates to the Members representing the Units held by each Member.

10. Assignments of Company Interest. The Members may not sell, assign, pledge or otherwise transfer or encumber (collectively, a “transfer”) all or any part of its interest in the Company without the consent of the holders of at least a majority of the outstanding Units. Any transfer in accordance with this Section 10 shall be recognized by and recorded in the books and records of the Company.

11. Additional Members. The Board shall have the sole right to admit additional Members upon such terms and conditions, at such time or times, and for such capital contributions as the Board shall in its sole discretion determine. All additional Members shall sign a counterpart of this Agreement. In connection with any such admission, the Board shall amend Schedule I hereof to reflect the name, address, capital contribution and number of Units of the additional Member.

12. Distributions and Allocations.

(a) Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Board may determine, and all distributions shall be made to (and profits and losses shall be allocated among) Members pro rata in accordance with the number of outstanding Units held by each Member immediately prior to a distribution. Members that withdraw from the Company shall be entitled to such a pro rata distribution relating to any capital previously contributed and not withdrawn from the Company and the rights to such distributions from the Company shall inure to the benefit of the withdrawing Members’ legal representative and assigns.

(b) Allocations of Profits or Losses. Except as may be required by the Internal Revenue Code of 1986, as amended, each item of income, gain, profit, loss, deduction or credit to the Company shall be allocated among its Members in proportion to the number ofUnits held by each Member.

13. Dissolution. Subject to the provisions of Section 14 of this Agreement, the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) The determination of all of the Member to dissolve the Company; or

(b) The occurrence of an Event of Withdrawal of a Member or any other event causing a dissolution of the Company under Section 18-801 of the Delaware Act.

14. Continuation of the Company. Notwithstanding the provisions of Section 13(b) hereof, the occurrence of an Event of Withdrawal of a Member shall not dissolve the Company if within ninety (90) days after the occurrence of such event of withdrawal, the business of the Company is continued by the agreement of all remaining Members.

15. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

16. Indemnification of Managers, Officers, Employees and Agents.

(a) No Manager, officer, agent or employee shall be liable to any other Manager, officer, agent or employee, the Company or to any Member for any loss suffered by the Company unless such loss is caused by such Person’s gross negligence, willful misconduct, violation of law or material breach of this Agreement. The Managers, officers, agents and employees shall not be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful misconduct, violation of law or material breach of this Agreement. Any Manager, officer, agent or employee may consult with counsel and accountants in respect of Company affairs, and provided such Person acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Person shall not be liable for any loss suffered by the Company in reliance thereon.

(b) Subject to the limitations and conditions as provided in this Section 16, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member, Manager, officer or employee of the Company, or while a Member, Manager, officer or employee of the Company, is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Delaware Act, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Section 16 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 16 shall be deemed contract rights, and no amendment, modification or repeal of this Section 16 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 16 could involve indemnification for negligence or under theories of strict liability.

(c) Reasonable expenses incurred by a Person of the type entitled to be indemnified under clause (a) of Section 16 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding unless otherwise determined by the Members in the specific case upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

(d) Notwithstanding any other provision of this Section 16, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by a Manager, officer, agent or employee in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

(e) The right to indemnification and the advancement and payment of expenses conferred in this Section 16 shall not be exclusive of any other right which a Manager, officer, agent, employee or other Person indemnified pursuant to paragraph (b) hereof may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, vote of Members or otherwise.

(f) The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, officer, agent or employee of the Company or is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Section 16.

(g) If this Section 16 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, officer, agent, employee or any other Person indemnified pursuant to this Section 16 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 16 that shall not have been invalidated and to the fullest extent permitted by applicable law.

17. Amendments. This Agreement may be amended only upon the written consent of all Members.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

19. Opt-in to Article 8 of the Uniform Commercial Code. The Members hereby agree that the Units shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

HERITAGE GOLF GROUP WEST COAST, INC.

By:
Its:	President & CEO

Pursuant to Section 8(a) of that certain Limited Liability Company Agreement of CNL Income Valencia, LLC (f/k/a Heritage Golf Pacific, LLC), dated September 15, 2000, (the “Agreement”), I, R. Byron Carlock, Jr., intending to be legally bound by the Agreement, hereby accept my appointment as Manager by execution of this counterpart signature page to the Agreement.

Dated and effective as of June 3, 2011.

MANAGER:

/S/ R. BYRON CARLOCK, JR.
R. Byron Carlock, Jr.

Pursuant to Section 8(a) of that certain Limited Liability Company Agreement of CNL Income Valencia, LLC (f/k/a Heritage Golf Pacific, LLC), dated September 15, 2000, (the “Agreement”), I, Holly Greer, intending to be legally bound by the Agreement, hereby accept my appointment as Manager by execution of this counterpart signature page to the Agreement.

Dated and effective as of April 9, 2011.

MANAGER:

/S/ HOLLY GREER
Holly Greer

Pursuant to Section 8(a) of that certain Limited Liability Company Agreement of CNL Income Valencia, LLC (flk/a Heritage Golf Pacific, LLC), dated September 15, 2000, (the “Agreement”), I, Joseph T. Johnson, intending to be legally bound by the Agreement, hereby accept my appointment as Manager by execution of this counterpart signature page to the Agreement.

Dated and effective as of January 8, 2010.

MANAGER:

/S/ JOSEPH T. JOHNSON
Joseph T. Johnson

Pursuant to Section 8(a) of that certain Limited Liability Company Agreement of CNL Income Valencia, LLC (f/k/a Heritage Golf Pacific, LLC), dated September 15, 2000, (the “Agreement”), I, Amy Sinelli, intending to be legally bound by the Agreement, hereby accept my appointment as Manager by execution of this counterpart signature page to the Agreement.

Dated and effective as of January 2, 2009.

MANAGER:

/S/ AMY SINELLI
Amy Sinelli

SCHEDULE I

Member	Capital Contribution	No. of Units
Heritage Golf Group West Coast, Inc. 11988 El Camino Real, Suite 300 San Diego, CA 92130	$10.00	10